EXHIBIT 99


For Immediate Release

Thursday, October 10, 2002

Contact: David G. Ratz, Executive Vice President and COO
                  (740) 286-3283


Oak Hill Financial Reports 25% Increase in Third Quarter Earnings

Jackson, Ohio -- Oak Hill Financial, Inc. (Nasdaq NMS: OAKF) today reported net earnings from operations for the three months ended September 30, 2002 of $2,708,000, or $.49 per diluted share, which exceeded analysts' consensus estimate of $.478 per share (source I/B/E/S as reported on nasdaq.com). The company's third quarter operating earnings represent an increase of 24.9% over the $2,168,000, or $.41 per diluted share, in net earnings that the company recorded for the quarter ended September 30, 2001.

For the nine months ended September 30, 2002, the company's operating earnings were $7,775,000, or $1.44 per diluted share, an increase of 31.7% over the $5,905,000 or $1.20 in operating earnings recorded for the first nine months of 2001.

Operating earnings for 2002 and 2001 exclude various merger-related expenses and gains on the sale of offices (see the footnotes to the accompanying table for details).

Oak Hill Financial's assets increased 15.3% over the prior year, ending the third quarter of 2002 at $844.1 million, as compared to $732.0 million at September 30, 2001. The company's net loans at September 30, 2002 were $695.1 million, up 10.9% from September 30, 2001.

In summarizing the third quarter, Oak Hill Financial President and CEO John D. Kidd stated, "In light of the current economy, we're pleased overall with our performance. Our earnings growth continues to result from building revenues at a faster rate than operating expenses. Third quarter revenues were up 14.7% over last year, while operating expenses increased only 9.4%. This is also reflected in the considerable improvement in our efficiency ratio for third quarter. In addition, our expenses grew at a slower rate than did total assets, loans, and deposits, all of which showed double-digit increases over the prior year."

"Our secondary market mortgage originations were at record levels," Kidd added, "and we did very well this quarter with the SBA lending initiative that we started earlier this year. Both contributed to our best quarter to date for gain on sale of loans. Also, insurance commissions were substantially above last year, indicating the success we are experiencing with our insurance agency, McNelly, Patrick & Associates."

"I also want to address credit quality," said Kidd. "Net charge-offs for the quarter were up, but on a year-to-date basis we're in line with our expectations. We took the opportunity to clean up some problem credits, with one loan in particular accounting for the majority of the increase. We had discussed this credit in our second quarter earnings release and have now realized most of the anticipated loss that we had previously disclosed. The bottom line is that for the first nine months, annualized net charge-offs are at 0.21% of average loans, and that's about where we thought we would be."

Kidd continued, "During the third quarter, we had a large loan move unexpectedly to non-accrual status. While we're not happy with the impact on the nonperforming loan ratio, the reality is that the loan is well secured, we anticipate minimal loss, and there is a good possibility we will have a resolution in the fourth quarter."

Commenting on the overall outlook for Oak Hill Financial, Kidd stated, "With interest rates at sustained low levels, we are experiencing some pressure on the net interest margin. Still, we believe that we can maintain our earnings trend through careful margin management, cost control, and growth in non-interest revenues. Our overall loan originations continue at a good pace, but we are also in another cycle of payoffs on existing loans as customers go after lower rates. While we continue to grow our commercial real estate portfolio, our residential and consumer portfolios are flat from the second quarter, and commercial loans have declined. This is to some degree a reflection of the economy and our tighter credit standards and a reflection of the fact that we are simply not willing to rewrite loans at extremely low rates. We don't think that's the right path to follow with respect to the long-term performance of the company."


Key Issue Review and Outlook

Net Interest Margin - Net interest margin was 4.10%, which was below management's expectations. The net interest margin was impacted both by the increase in the company's nonperforming loans and downward pressure on asset yields from the continued low interest rate environment. As a result, management now expects the net interest margin for the fourth quarter to remain at or above 4.10%. Given the company's current asset/liability mix, the net interest margin should increase in a rising rate environment.

Operating Expenses & Efficiency - The company's non-interest expenses (excluding merger-related expenses) were 2.65% of average assets for the third quarter of 2002, which compares to 2.80% for the third quarter of 2001 and 2.83% in the second quarter of 2002. Similarly, the efficiency ratio improved to 55.12%, as compared to 56.45% in the third quarter of 2001 and 57.03% in the second quarter of 2002. While improvement in both ratios was anticipated, the magnitude of the improvement was greater than previously estimated. The positive trend in expenses is the result of aggressive cost management and improved efficiencies resulting from the recent upgrade to the company's data processing system. Management estimates that non-interest expenses for the fourth quarter will be in the range of 2.65% to 2.70% of average assets, with the efficiency ratio remaining in the 55.0% to 55.5% range.

Non-Interest Income - Total non-interest income in the third quarter was $1,971,000, an increase of 31.3% over the second quarter of 2001. The increase in non-interest income was driven by increases in residential mortgage originations, SBA loan originations, and insurance commissions, coupled with continued strong performance in brokerage and other fee-generating services. Looking forward, the current low interest rates should continue to generate high levels of residential mortgage originations, which should sustain gains on sale of loans and increases in mortgage servicing fees through the fourth quarter. Additional gains are expected from the SBA program and other services. As a result, management expects a similar level of non-interest income in the fourth quarter of 2002.

Asset Quality - The nonperforming loans/total loans and nonperforming assets/total assets ratios increased during the third quarter to 1.42% and 1.19%, respectively, at September 30. This is a level that is unacceptable to management, and the company is aggressively pursuing resolution of its nonperforming loans. A single loan that had previously been performing as agreed went on nonaccrual status early in the quarter and accounts for 0.61% of the nonperforming loan ratio. The property that secures this loan is considered very marketable, and the borrowers are cooperating with the company in the workout process, which may involve a sale without foreclosure. Several buyers have expressed interest in the property, and there is a possibility that the property will be sold in the fourth quarter. At this point, management estimates the potential loss on this loan at approximately $300,000.

In previous releases, the company had reviewed another large loan that accounted for a significant portion of the nonperforming ratios. During the third quarter, a $200,000 charge-off was taken against this loan, which now accounts for 0.19% of the nonperforming loans ratio. Management anticipates that the remaining potential loss on this credit will not exceed $100,000. Of the remaining nonperforming loans, management expects that the maximum combined loss will be $300,000 or less, with the largest potential loss from any single borrower being less than $90,000.

Net charge-offs (non-annualized) for the third quarter were 0.09% of average loans. While higher than the prior quarter, the level of charge-offs was consistent with management's expectations and represents a more aggressive stance in dealing with problem credits. For the full year 2002, management continues to expect net charge-offs at or near 0.20% of average loans.

The allowance for loan losses stood at 1.27% of total loans at the end of the third quarter. Management determines the allowance consistent with bank regulatory and accounting guidelines. While several factors go into the calculation, the key element is expected losses on loans, which in turn are determined using various estimates of loss based on type of loan, loan review grade and, for nonperforming credits, management's knowledge of each loan's specific circumstances. Although the company's nonperforming loans increased during the quarter, the calculation indicates that that the company's allowance for loan losses is adequate at its current level.

Overall Strategy - Oak Hill Financial will continue to pursue revenue growth through originating adjustable-rate commercial loans, commercial real estate loans and residential mortgage loans; fixed-rate residential mortgage loans for sale in the secondary market; and consumer loans. Management believes that commercial and commercial real estate loans hold the greatest potential for growth and margin improvement within its bank subsidiaries.

Non-interest income growth and diversification of non-interest revenues are also key elements of the company's strategy. Cross-selling additional services to the company's diverse customer base remains a major focus in the pursuit of non-interest income.

The company is also moving forward with its previously announced plans to merge its Oak Hill Banks and Towne Bank subsidiaries. The regulatory applications for the merger have been filed and, subject to approval, the merger is now expected to be completed by November 30, 2002. The combined entity will retain the Oak Hill Banks name.

Expansion - In the third quarter, Towne Bank opened a loan production office in Fairfield, Ohio, which is in the Cincinnati metropolitan area. Another loan office is planned for the fourth quarter in Centerville, Ohio, which is near Dayton. For 2003, the company is targeting high-growth areas between Cincinnati and Dayton and in the Columbus metropolitan area for new branch banking locations.

Asset/Loan Growth - The company's loans and assets grew modestly in the third quarter, posting increases from June 30 to September 30 of 1.2% and 2.3% (non-annualized), respectively. Although loan volume remained consistent, several large commercial loans were paid off during the quarter as borrowers pursued lower rates. As management has stated, the net interest margin is given higher priority than growth, and to protect the margin management was unwilling to offer the low rates necessary to retain these loans. With the current economic uncertainty, the company has not yet set its 2003 growth targets for loans and assets, but it continues to be willing to accept a lower growth rate to maintain the net interest margin and to improve credit quality.

Estimates - Management estimates that operating earnings per share will be in the range of $.47 to $.50 for the fourth quarter of 2002, which would bring earnings for the full year 2002 to a range of $1.91 to $1.94.

Oak Hill Financial is a financial holding company. Three of its subsidiaries, Oak Hill Banks, Towne Bank, and Action Finance Company, are involved in commercial banking and consumer finance. Combined, they operate 24 full-service banking offices, four bank loan production offices, and six consumer finance offices in 14 counties across southern and central Ohio. A fourth subsidiary, McNelly, Patrick & Associates, is an insurance agency specializing in group health insurance that services over 350 group plans throughout the same region. The company also holds 49% of Oak Hill Title Agency, LLC, which provides title services for commercial and residential real estate transactions.


                      Forward-Looking Statements Disclosure

This release contains certain forward-looking statements related to the future performance and condition of Oak Hill Financial, Inc. These statements, which are subject to numerous risks and uncertainties, are presented in good faith based on the company's current condition and management's understanding, expectations, and assumptions regarding its future prospects as of the date of this release. Actual results could differ materially from those projected or implied by the statements contained herein. The factors that could affect the company's future results are set forth in the periodic reports and registration statements filed by the company with the Securities and Exchange Commission.

                            Oak Hill Financial, Inc.
                         October 10, 2002 Press Release

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                      (in thousands, except per share data)


                                                                            For the                       At or for the
                                                                three months ended September 30,   nine months ended September 30,
                                                                   2002               2001             2002            2001
                                                                         (unaudited)                        (unaudited)
SUMMARY  OF  FINANCIAL  CONDITION

Total assets                                                                                         $844,051        $732,019
Interest bearing deposits
    and federal funds sold                                                                              7,068           7,336
Investment securities                                                                                  91,207          62,389
Loans receivable -- net                                                                               695,073         626,810
Deposits                                                                                              662,613         576,949
Federal Home Loan Bank
    advances and other borrowings                                                                     112,339          94,188
Stockholders' equity                                                                                   65,263          55,212


SUMMARY  OF  OPERATIONS(1)(2)

Interest income                                                  14,247             14,764             42,935          44,991
Interest expense                                                  6,116              7,460             18,812          23,964
                                                                 ------             ------            -------         -------
    Net interest income                                           8,131              7,304             24,123          21,027

Provision for loan losses                                           605                547              1,652           1,619
                                                                 ------             ------            -------         -------

    Net interest income after
    provision for loan losses                                     7,526              6,757             22,471          19,408

Gain on sale of loans                                               697                365              1,405             896
Insurance commissions                                               650                460              1,788           1,659
Other non-interest income                                           624                676              2,232           2,129
Non-interest expense                                              5,513              5,039             16,485          15,289
                                                                 ------             ------            -------         -------

    Earnings before federal income taxes                          3,984              3,219             11,411           8,803

Federal income taxes                                              1,276              1,051              3,636           2,898
                                                                 ------             ------            -------         -------

Net earnings                                                    $ 2,708            $ 2,168           $  7,775        $  5,905
                                                                 ======             ======            =======         =======

                            Oak Hill Financial, Inc.
                         October 10, 2002 Press Release

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                      (in thousands, except per share data)


                                                                             For the                       At or for the
                                                                three months ended September 30,     nine months ended September 30,
                                                                   2002               2001              2002                2001
                                                                         (unaudited)                          (unaudited)
PER SHARE  INFORMATION
Basic earnings per share (3)                                     $ 0.50             $ 0.50            $ 1.48              $ 1.21
                                                                  =====              =====             =====               =====
Diluted earnings per share (4)                                   $ 0.49             $ 0.50            $ 1.44              $ 1.20
                                                                  =====              =====             =====               =====
Dividends per share (3)                                          $ 0.12             $ 0.11            $ 0.36              $ 0.32
                                                                  =====              =====             =====               =====
Book value per share                                                                                  $11.93              $10.49
                                                                                                       =====               =====

SELECTED PERFORMANCE RATIOS FROM CONTINUING OPERATIONS(1)(2)(5)

Basic earnings per share (3                                      $ 0.51             $ 0.41            $ 1.47              $ 1.13
                                                                  =====              =====             =====               =====
Diluted earnings per share (4)                                   $ 0.49             $ 0.41            $ 1.43              $ 1.12
                                                                  =====              =====             =====               =====
Return on average assets                                           1.30%              1.19%             1.28%               1.10%
Return on average equity                                          17.07%             16.05%            17.26%              15.19%
Non-interest expense to average assets                             2.65%              2.80%             2.75%               2.86%
Dividend payout ratio                                             23.72%             26.70%            24.60%              28.60%
Efficiency ratio                                                  55.12%             56.45%            55.85%              58.96%

OTHER  STATISTICAL  AND  OPERATING  DATA(5)

Net interest margin (fully-taxable equivalent)                     4.10%              4.17%             4.20%               4.07%
Total allowance for loan losses
    to nonperforming loans                                                                             89.15%             103.25%
Total allowance for loan losses
    to total loans                                                                                      1.27%               1.25%
Nonperforming loans to total loans                                                                      1.42%               1.22%
Nonperforming assets to total assets                                                                    1.19%               1.06%
Net charge-offs to average loans (actual for the period)           0.09%              0.07%             0.16%               0.14%
Net charge-offs to average loans (annualized)                      0.37%              0.27%             0.21%               0.18%
Equity to assets at period end                                                                          7.58%               7.54%


(1) Does not include $203,000 and $228,000, pre-tax, merger-related charges for the three and nine months ended September 30, 2001, and a $900,000 gain on the sale of the Towne Bank Amelia branch three and nine months ended September 31, 2001.

(2) Does not include a $122,000, pre-tax gain on sale of a former branch location for the nine months ended September 30, 2002, and $26,000, pre-tax, merger-related charges for the three and nine months ended September 30, 2002.

(3)  Based on 5,334,226,  5,303,656,  5,233,713  and 5,237,620  weighted-average shares outstanding for the three and nine months ended September 30, 2002 and 2001, respectively.

(4)  Based on 5,481,908,  5,424,228,  5,286,066  and 5,280,365  weighted-average shares outstanding for the three and nine months ended September 30, 2002 and 2001, respectively.

(5)  Annualized where appropriate.

                            Oak Hill Financial, Inc.
                         October 10, 2002 Press Release

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                      (in thousands, except per share data)


                                                                             For the                         At or for the
                                                                three months ended September 30,     nine months ended September 30,
                                                                   2002               2001              2002                2001
                                                                         (unaudited)                         (unaudited)
SUPPLEMENTAL DETAIL

BALANCE SHEET - ASSETS

Cash and cash equivalents                                                                             34,978              21,968
Trading account securities                                                                                 -                   -
Securities available for sale                                                                         88,632              58,982
Held to maturity securities                                                                            2,575               3,407
Other securities                                                                                       5,700               5,282
Total securities                                                                                      96,907              67,671
Total cash and securities                                                                            131,885              89,639
Loans and leases held for investment (1)                                                             700,487             633,231
Loans and leases held for sale (1)                                                                     2,057                 457
Total loans and leases (1)                                                                           702,544             633,688
Reserve for losses on loans                                                                            8,919               7,966
Goodwill                                                                                                 413                 224
Other intangibles                                                                                          -                   -
Total intangible assets                                                                                  413                 224
Mortgage servicing rights                                                                              1,448               1,088
Purchased credit card relationships                                                                        -                   -
Other real estate owned                                                                                   19                  61
Other assets                                                                                          16,661              15,285
Total assets                                                                                         844,051             732,019

BALANCE SHEET - LIABILITIES

Deposits                                                                                             662,613             576,949
Borrowings                                                                                           107,339              89,188
Other liabilities                                                                                      3,828               5,670
Total liabilities                                                                                    773,780             671,807
Redeemable preferred stock                                                                                 -                   -
Trust preferred securities                                                                             5,000               5,000
Minority interest                                                                                          8                   -
Other mezzanine level items                                                                                -                   -
Total mezzanine level items                                                                            5,008               5,000
Total liabilities and mezzanine                                                                      778,788             676,807


(1)  Data is net of discount, gross of reserve.

                            Oak Hill Financial, Inc.
                         October 10, 2002 Press Release

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                      (in thousands, except per share data)


                                                                            For the                          At or for the
                                                                three months ended September 30,     nine months ended September 30,
                                                                   2002               2001              2002                2001
                                                                         (unaudited)                          (unaudited)

SUPPLEMENTAL DETAIL (CONTINUED)

BALANCE SHEET - EQUITY

Preferred equity                                                                                           -                   -
Common equity                                                                                         65,253              55,212
MEMO ITEM: Net unrealized gain (loss) on
     securities held for sale (FASB 115 adjustment)                                                    1,697                 631
EOP shares outstanding (1)                                                                         5,352,643           5,261,208
Options outstanding                                                                                  738,478             674,063
Treasury shares held by company                                                                      241,585             347,520


Repurchase plan announced?                                           No                 No                No                  No
# of shares to be repurchased in plan                               N/A                N/A               N/A             320,000
# of shares repurchased during period                               N/A                N/A               N/A              73,050
Average price of repurchased shares                                 N/A                N/A               N/A              $14.11

INCOME STATEMENT

Interest income                                                  14,247             14,764            42,935              44,991
Interest expense                                                  6,116              7,460            18,812              23,964
Net interest income                                               8,131              7,304            24,123              21,027
Net interest income (fully taxable equivalent)                    8,255              7,396            24,548              21,248
Provision for loan losses                                           605                547             1,652               1,619
Nonrecurring income
  Gain on sale of former branch location                              -                900               122                 900
Nonrecurring expense
  Merger-related expenses                                            26                203                26                 228
Trading account income                                                -                  -                 -                   -
Foreign exchange income                                               -                  -                 -                   -
Trust revenue                                                         -                  -                 -                   -
Insurance commissions                                               650                460             1,788               1,659
Service charges on deposits                                         419                495             1,275               1,470
Gain on sale of loans                                               697                365             1,405                 896
Gain (loss) on investment securities transactions                   224                 (2)              301                  42
Other noninterest income                                            (19)               183               656                 617
Total noninterest income                                          1,971              1,501             5,425               4,684


(1)  Excludes treasury shares.

                            Oak Hill Financial, Inc.
                         October 10, 2002 Press Release

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                      (in thousands, except per share data)


                                                                            For the                         At or for the
                                                                three months ended September 30,     nine months ended September 30,
                                                                   2002               2001              2002                2001
                                                                         (unaudited)                        (unaudited)

SUPPLEMENTAL DETAIL (CONTINUED)

INCOME STATEMENT (CONTINUED)

Employee compensation and benefits expense                        3,205              2,870             9,601               9,134
Occupancy and equipment expense                                     598                536             1,789               1,555
Foreclosed property expense                                           -                  -                 -                   -
Amortization of intangibles                                           -                  8                 -                  25
Other general, administrative and other expense                   1,710              1,625             5,097               4,575
Total noninterest expense                                         5,513              5,039            16,487              15,289
Net income before taxes                                           3,958              3,219            11,505               8,803
Tax provision                                                     1,267              1,288             3,667               3,126
Net income before extraordinary items                             2,691              1,931             7,838               5,677
Extraordinary and after-tax items                                     -                  -                 -                   -
Net income                                                        2,691              1,931             7,838               5,677

CHARGEOFFS

Loan chargeoffs                                                     761                558             1,413               1,132
Recoveries on loans                                                 110                134               336                 282
Net loan chargeoffs                                                 651                424             1,077                 850

AVERAGE BALANCE SHEET

Average loans and leases                                        701,237            626,517           684,835             619,235
Average other earning assets                                     97,438             77,571            97,522              78,160
Average total earning assets                                    798,675            704,088           782,357             697,395
Average total assets                                            826,580            724,519           809,576             717,347
Average total time deposits                                     406,168            369,712           405,248             375,422
Average other interest-bearing deposits                         187,988            155,173           182,597             153,790
Average total interest-bearing deposits                         594,156            524,885           587,845             529,212
Average borrowings                                              107,655             91,074           100,474              84,790
Average interest-bearing liabilities                            701,811            615,959           688,319             614,002
Average preferred equity                                              -                  -                 -                   -
Average common equity                                            62,948             53,575            60,246              51,985

                            Oak Hill Financial, Inc.
                         October 10, 2002 Press Release

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                      (in thousands, except per share data)


                                                                            For the                        At or for the
                                                                three months ended September 30,     nine months ended September 30,
                                                                   2002               2001              2002                2001
                                                                         (unaudited)                          (unaudited)

SUPPLEMENTAL DETAIL (CONTINUED)

ASSET QUALITY AND OTHER DATA

Nonaccrual loans                                                                                       7,610               4,884
Renegotiated loans                                                                                         -                   -
Other real estate owned                                                                                   19                  61
Total nonperforming assets                                                                            7,629               4,945
Loans 90+ days past due and still accruing                                                             2,395               2,831
NPAs plus loans over 90 days delinquent                                                               10,024               7,776

ADDITIONAL DATA

1-4 Family mortgage loans serviced for others                                                        166,528             135,547
Proprietary mutual fund balances                                                                           -                   -
Held to maturity securities (fair value)                                                               2,490               3,350
EOP employees (full-time equivalent)                                                                     324                 309
Total number of full-service banking offices                                                              24                  22
Total number of bank and thrift subsidiaries                                                               2                   2
Total number of ATMs                                                                                      28                  27

LOANS RECEIVABLE

Real estate                                                                                          248,074             240,387
Commercial real estate                                                                               252,943             203,968
Commercial and other                                                                                 125,888             106,539
Consumer                                                                                              75,703              83,333
Credit cards                                                                                           1,540               1,502
                                                                                                     -------             -------
     Loans - gross                                                                                   704,148             635,729
Unearned interest                                                                                     (1,604)             (2,041)
                                                                                                     -------             -------
     Loans - net of unearned interest                                                                702,544             633,688
Reserve for loan losses                                                                               (8,919)             (7,966)
                                                                                                     -------             -------
     Loans - net(1)                                                                                  693,625             625,722
                                                                                                     =======             =======

(1)  Does not include mortgage servicing assets.

                            Oak Hill Financial, Inc.
                         October 10, 2002 Press Release

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                      (in thousands, except per share data)


                                                                            For the                        At or for the
                                                                three months ended September 30,     nine months ended September 30,
                                                                   2002               2001              2002                2001
                                                                         (unaudited)                          (unaudited)
SUPPLEMENTAL DETAIL (CONTINUED)

DEPOSITS

Non-interest bearing                                                                                  59,546              50,324
Core interest bearing                                                                                489,647             412,087
Non-core interest bearing                                                                            113,420             114,538
                                                                                                     -------             -------
     Total deposits                                                                                  662,613             576,949
                                                                                                     =======             =======


Fully-taxable equivalent yield/average earning assets             7.14%               8.37%             7.41%              8.67%
Cost/average earning assets                                       3.04%               4.20%             3.21%              4.60%

     Net interest margin                                          4.10%               4.17%             4.20%              4.07%